Exhibit 10.2

PACKAGING CORPORATION OF AMERICA

AMENDED AND RESTATED 1999 LONG-TERM EQUITY INCENTIVE PLAN

PERFORMANCE UNIT AGREEMENT

PARTICIPANT:
DATE OF GRANT:	June 24, 2013
NUMBER OF PERFORMANCE UNITS:
PERFORMANCE PERIOD:	2014-2016
SERVICE VESTING DATE	June 24, 2017

This Agreement is entered into between Packaging Corporation of America., a Delaware corporation (the “Company”), and the Participant named above. In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and the Participant hereby agree as follows:

1.	Grant of Performance Units. Subject to the restrictions, terms and conditions of this Agreement and the Plan Documents (as hereafter defined), the Company hereby awards to the Participant the number of performance units stated above (the “Performance Units”).

2.	Governing Documents. This Agreement and the Performance Units awarded hereby are subject to all the restrictions, terms and provisions of the Amended and Restated 1999 Long-Term Equity Incentive Plan (the “Plan”) and the 2013 Performance-Based Equity Award Pool for Executive Officers (the “Award Pool”) adopted by the Compensation Committee on June 24, 2013 (together with the Plan, the “Plan Documents”) which are herein incorporated by reference and to the terms of which the Participant hereby agrees. Capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan Documents.

3.	No Stockholder Rights. The Performance Units will be a book entry credited in the name of the Participant representing a Full Value Award under the Plan and are not actual Shares. The Participant will not have the right to vote the Performance Units.

4.	Vesting. Except as otherwise provided in the Plan Documents and subject to paragraphs 6 and 8 hereof, all of the Participant’s Performance Units covered hereby shall (to the extent not previously forfeited) vest as of the occurrence of a Vesting Date (as defined on Exhibits A and B). The terms and conditions of vesting shall be as provided on Exhibit A and Exhibit B, which are separate and independent from each other, with the amount of Shares being paid out on vesting to equal the sum of (i) the number of Shares vesting pursuant to Exhibit A; and (ii) the number of Shares vesting pursuant to Exhibit B. Payout on any vesting shall be in the form of Shares.

5.

Forfeiture Upon Separation from Service. Except as provided by the Company’s Compensation Committee or the Board of Directors, upon the Participant’s cessation of employment (or provision of other services as permitted under the Plan Documents) prior to a Vesting Date for any reason, all Performance Units granted hereunder shall be forfeited.

6.	Recovery of Unearned Compensation. The Performance Units are subject to the Company’s compensation recovery policy as shall be in effect from time to time.

7.	Dividend Equivalents. The Company shall pay dividend equivalents on the Performance Units in cash as, when and if dividends are declared and paid on the Shares of the Company’s common stock. For purposes of calculating the amount of dividend equivalents, the Participant will be deemed to hold a number of Shares equal to the number of Performance Units in this award (subject to paragraph 8 below).

8.	Pool Provisions. This award is subject to the Award Pool. The number of Shares to be awarded on any Vesting Date may in no event exceed the number of Shares to which Participant is entitled under the Award Pool for this Award as certified by the Committee in accordance with the Award Pool (the “Certified Share Amount”). In the event the number of Performance Units awarded hereby exceeds the Certified Share Amount, then such excess will be forfeited as of the date of such certification.

9.	Miscellaneous. The Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan Documents. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives. By signing this Agreement, the Participant acknowledges and expressly agrees that the Participant has read the Agreement and the Plan Documents and agrees to their terms. This Agreement may be executed by the Company and the Participant by means of electronic or digital signatures, which shall have the same force and effect as manual signatures. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

10.	Section 409A Compliance. It is the intention that this Agreement conform and be administered in all respects in a manner that complies with Section 409A of the Code; provided, however, that the Company does not make any representations or guarantees of the tax treatment of the award under Section 409A or otherwise.

Notwithstanding any provision contained in this Agreement to the contrary, if (i) any payment hereunder is subject to Section 409A of the Code, (ii) such payment is to be paid on account of the Participant’s separation from service (within the meaning of Section 409A of the Code) and (iii) the Participant is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code), then such payment shall be delayed, if necessary, until the first day of the seventh month following the Participant’s separation from service (or, if later, the date on which such payment is otherwise to be paid under this Agreement). With respect to any payments hereunder that are subject to Section 409A of the Code and that are payable on account of a separation from service, the determination of whether the Recipient has had a separation from service shall be determined in accordance with Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Participant has hereunto set his or her hand, all as of the Date of Grant written above.

PACKAGING CORPORATION OF AMERICA

BY:
Participant

Exhibit A

Vesting Provision—Formula Component

1. Vesting Date. Vesting Date means, with respect to the vesting of Performance Units pursuant to this Exhibit A, the earliest of (i) the fourth anniversary of the Date of Grant (subject to the terms and conditions of paragraph 2 below) (the “Service Vesting Date”), (ii) the occurrence of a Change in Control, and (iii) the Participant’s death or termination on account of Disability.

2. ROIC Peer Group Rank: In determining the actual number of Shares to vest pursuant to this Exhibit A on the Service Vesting Date, the Committee will determine the Company’s average ROIC (as hereinafter defined) over the three years comprising the Performance Period (i.e., the arithmetic mean of ROICs for the three individual years) and compare such number against the average ROIC for the companies included in the Peer Group (as hereinafter defined). Based on the ranking of the Company’s ROIC with the Peer Group, the Applicable Percentage of Shares will vest as follows:

Peer Group Ranking	Applicable Percentage
Top quartile	100%
Second quartile	80%
Third quartile	40%
Fourth quartile	0%

The “Peer Group” will include Aptargroup, Bemis, Berry Plastics, Boise, Cascades, Clearwater Paper, Crown Holdings, Domtar, Glatfelter, Graphic Packaging, Grief, International Paper, KapStone, Owens Illinois, Resolute Forest Products, Rock Tenn, Sealed Air, Silgan and Sonoco. The Committee may modify the Peer Group for significant or extraordinary events outside the ordinary course of business, such as mergers or acquisitions, recapitalizations, bankruptcy or other events in which a Peer Group company ceases reporting financial results to the public.

“ROIC” means return on invested capital, which is calculated by dividing (a) operating profit by (b) average invested capital over the applicable period. In calculating ROIC for the Company or a Peer Group company, the Committee may adjust for reported special, non-recurring or non-operating items or the effects of mergers, acquisitions or extraordinary transactions. The Committee may establish rules for calculating ROIC for purposes of ensuring consistency in calculations across the Company and the Peer Group.

3. Vesting Upon Change in Control or Death or Disability. In the event a Vesting Date occurs as a result of a Change in Control or the Participant’s death or termination on account of Disability, then the number of Shares to be awarded to such Participant shall equal 100% of the number of Performance Units.

Exhibit B

Vesting Provision—Committee Determination Component

1. Vesting Date. Vesting Date means, with respect any vesting of Performance Units pursuant to this Exhibit B, the Service Vesting Date. No vesting may occur under this Exhibit B in any other case.

2. Committee Determination. The Committee shall have the right to determine, on or around the Service Vesting Date, to pay out a number of Shares vested pursuant to this Exhibit B. The number of Shares that the Committee may pay out on vesting pursuant to this Exhibit B will depend upon the Company’s ranking on average ROIC against the Peer Group (as determined pursuant to Exhibit A). The Committee is not obligated to award any Shares pursuant to this Exhibit B. The maximum number of Shares that may be awarded pursuant to vesting under this Exhibit B are as follows:

Peer Group Ranking	Applicable Percentage
Top quartile	Up to 20% of the Performance Units
Second quartile	Up to 20% of the Performance Units
Third quartile	Up to 40% of the Performance Units
Fourth quartile	No Performance Units may be vested under this Exhibit B

The Committee shall determine whether to pay out any Shares and the amount of Shares to be paid out. In making such determination, the Committee may consider the level of ROIC performance within the quartile, the business conditions relating to the Company’s and the Peer Group companies’ performance during the Performance Period and such other factors that the Committee determines to be appropriate for purposes of assessing performance over the Performance Period.